Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statements on Forms S‑8 (File Nos. 333‑186468, 333‑152732, 333‑125701 and 333‑104724) and Forms S‑3 (File Nos. 333‑148069, 333‑114258 and 333‑190838) of Mines Management, Inc. and to the incorporation by reference therein of our report dated March 30, 2016 with respect to the consolidated financial statements of Mines Management, Inc. included in its Annual Report (Form 10‑K) for the year ended December 31, 2015 as filed with the Securities and Exchange Commission.

/s/ Tanner LLC

Salt Lake City, Utah

March 30, 2016